Exhibit 4.1

EXECUTION VERSION

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of May 3, 2019, between The Western Union Company, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of November 17, 2006,  as supplemented and amended by that certain Supplemental Indenture dated as of September 6, 2007 (as supplemented and amended, the “Indenture”), pursuant to which the Company has outstanding (a) $250,000,000 aggregate principal amount of its 3.350% Notes due 2019, (b) $250,000,000 aggregate principal amount of its Floating Rate Notes due 2019, (c) $500,000,000 aggregate principal amount of its 3.60% Notes due 2022, (d) $300,000,000 aggregate principal amount of its 4.250% Notes due 2023, and (e) $250,000,000 aggregate principal amount of its 6.200% Notes Due 2040  (each, a “Series of Notes” and collectively, the “Notes”);

WHEREAS, each Series of Notes requires the Company to make a Change of Control Offer under certain circumstances following a Change of Control Triggering Event;

WHEREAS, a Change of Control Triggering Event requires all three of the Rating Agencies to lower the rating on the applicable Series of Notes from an Investment Grade Rating to a rating below an Investment Grade Rating in order to constitute a Rating Event, subject to certain criteria;

WHEREAS, the Company desires to amend the Indenture and the terms of the Notes to change the criteria for a Rating Event under each Series of Notes by reducing the number of Rating Agencies necessary for a Ratings Event and a Change of Control Triggering Event to occur under certain circumstances;

WHEREAS, the Company has determined the amendments to each Series of Notes reflected in this Second Supplemental Indenture to be in the interests of the Holders of the Notes, and the execution of this Second Supplemental Indenture is permitted without notice to or the consent of any Holder in accordance with the provisions of Section 9.01 of the Indenture;

WHEREAS,  in accordance with Section 10.03 of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate to the Trustee, and in accordance with Section 9.05 and Section 10.03 of the Indenture the Company has delivered to the Trustee an Opinion of Counsel to the Trustee stating that the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture, no consents of Holders are required, and that all conditions precedent have been complied with, and the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Second Supplemental Indenture hereby agree as follows:

Section 1.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture or in the Notes.

Section 2.  Amendment to Each Series of Notes.  Each Series of Notes is hereby amended as follows:

a.	The term “Rating Agencies” is hereby amended and restated in its entirety to read as follows:

““Rating Agencies”  means (1) each of Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be;  provided,  however, that (A) if any Rating Agency described in clause (1) or (2) ceases to rate the Notes or fails to make a rating of the Notes publicly available, it shall cease to be a Rating Agency (such agency, a “Former Rating Agency”) and (B) if promptly following a Rating Agency becoming a Former Rating Agency the Company notifies the Trustee and the Holders that the Company has elected that at that time it does not intend to select a replacement agency for such Former Rating Agency, then the remaining Rating Agencies shall constitute all of the Rating Agencies until such time as the Company elects to select a replacement Rating Agency for the applicable Former Rating Agency, following which selection such replacement Rating Agency, together with the remaining Rating Agencies, shall constitute all of the Rating Agencies; provided, further, that (i) if the number of Rating Agencies has been reduced pursuant to clause (B), then during any Change of Control Period the Company shall not be permitted to select a replacement Rating Agency for the applicable Former Rating Agency; (ii) in no event shall the total number of Rating Agencies be greater than three or less than one; and (iii) the Company shall only be permitted to select a replacement Rating Agency for a Former Rating Agency pursuant to clause (B) if such Former Rating Agency ceased to rate the Notes or failed to make a rating of the Notes publicly available for reasons outside of the Company’s control.”

b.	The term “Rating Event” is hereby amended and restated in its entirety to read as follows:

““Rating Event” means the rating on the Notes is lowered by all of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Company that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).”

c.	The term “Change of Control Period” is hereby added immediately following the definition of “Change of Control”:

““Change of Control Period” means the period commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control.”

Section 3.    Notices.  As between the Company and the Trustee, any notice or communication shall be sufficiently given if written and if delivered in person when received or if mailed by first class mail 5 days after mailing or if sent by facsimile transmission, when transmission is confirmed, in each case addressed as follows:

if to the Company:

The Western Union Company
7001 East Belleview Avenue
Denver, Colorado 80237
Attention: General Counsel

if to the Trustee:

Wells Fargo Bank, National Association
Corporate Trust Services
600 South Fourth Street, 6th Floor
Minneapolis, MN 55415
Facsimile No.: (612) 667-9825

The Company or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications.

Except as otherwise provided in the Indenture or this Second Supplemental Indenture, if a notice or communication is mailed in the manner provided in Section 10.02 of the Indenture or this Section 3, it is duly given, whether or not the addressee receives it.

Where the Indenture or this Second Supplemental Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.  Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case it shall be impracticable to give notice as herein contemplated, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 4.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.    This Second Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

Section 6.    This Second Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Second Supplemental Indenture will henceforth be read together.

Section 7.Concerning the Trustee.  The Trustee makes no representations and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for the same. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though set forth in full herein. The Company hereby confirms to the Trustee that this Second Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company. At any time a change in Rating Agencies occurs, promptly thereafter the Company shall file an Officers’ Certificate with the Trustee identifying each Rating Agency and stating that such change complies with the Indenture. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such change in Rating Agency has occurred, and the Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether any change in Rating Agency has occurred.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

(SEAL)	THE WESTERN UNION COMPANY,
as the Company
Attest:

/s/ Stephanie Berberich	By:	/s/ Raj Agrawal
Name: Raj Agrawal
Title: Executive Vice President and Chief
Financial Officer

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as the Trustee

	By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

Signature Page to Supplemental Indenture